Exhibit 99.1

Microsoft Cloud and Hardware Results Drives Fourth Quarter Performance

Commercial cloud annualized revenue run rate now exceeds $8 billion; Computing and Gaming Hardware, including Xbox and Surface, deliver nearly $2 billion in revenue

REDMOND, Wash. — July 21, 2015 — Microsoft Corp. today announced that revenues for the quarter ended June 30, 2015 were $22.2 billion. Gross margin, operating loss, and loss per share for the quarter were $14.7 billion, $(2.1) billion, and $(0.40) per share, respectively.

These results include the impact of a $7.5 billion non-cash impairment charge related to assets associated with the acquisition of the Nokia Devices and Services (NDS) business, in addition to a restructuring charge of $780 million. There was also a charge of $160 million related to the previously announced integration and restructuring plan. Combined, these items totaled $8.4 billion or a $1.02 per share negative impact. Excluding this impact, operating income and EPS would have been $6.4 billion and $0.62, respectively.

During the quarter, Microsoft returned $6.7 billion to shareholders in the form of share repurchases and dividends.

The following table reconciles these financial results reported in accordance with generally accepted accounting principles (“GAAP”) to Non-GAAP financial results. Microsoft has provided this Non-GAAP financial information to aid investors in better understanding the company’s performance. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Gross Margin	Operating Income (Loss)	Earnings (Loss) per Share
2014 As Reported (GAAP)	$23,382	$15,749	$6,482	$0.55
Impairment, Integration, and Restructuring Charges	-	-	127	0.01
2014 As Adjusted (Non-GAAP)	$23,382	$15,749	$6,609	$0.56
2015 As Reported (GAAP)	$22,180	$14,712	$(2,053)	$(0.40)
Impairment, Integration, and Restructuring Charges	-	-	8,438	1.02
2015 As Adjusted (Non-GAAP)	$22,180	$14,712	$6,385	$0.62
Percentage Change Y/Y (GAAP)	(5)%	(7)%	(132)%	(173)%
Percentage Change Y/Y (Non-GAAP)	(5)%	(7)%	(3)%	11%

The strengthening of the U.S. dollar compared to foreign currencies had a significant impact on results in the quarter. Excluding the effect of foreign exchange rate changes on the GAAP amounts, on a constant currency basis, revenue and gross margin would have declined 2% and 3%, and operating income and EPS would have declined 129% and 176%, respectively. Excluding the effect of foreign exchange rate changes on the Non-GAAP amounts, on a constant currency basis, revenue and gross margin would have declined 2% and 3%, respectively, and operating income and EPS would have declined 1% and increased 8%, respectively.

“Our approach to investing in areas where we have differentiation and opportunity is paying off with Surface, Xbox, Bing, Office 365, Azure and Dynamics CRM Online all growing by at least double-digits,” said Satya Nadella, chief executive officer at Microsoft. “And the upcoming release of Windows 10 will create new opportunities for Microsoft and our ecosystem.”

“We finished the fiscal year with solid progress against our strategic priorities, through strong execution and financial discipline, which is reflected in our results for the quarter and the year,” said Amy Hood, executive vice president and chief financial officer at Microsoft.

Devices and Consumer revenue declined 13% (down 10% in constant currency) to $8.7 billion, with the following business highlights:

•	Windows OEM revenue decreased 22% as revenue was impacted by PC market declines following the XP end-of-support refresh cycle
•	Surface revenue grew 117% to $888 million, driven by Surface Pro 3 and launch of the Surface 3
•	Total Xbox revenue grew 27% based on strong growth in consoles, Xbox Live transactions and first party games
•	Search advertising revenue grew 21% with Bing U.S. market share at 20.3%, up 110 basis points over the prior year
•	Office 365 Consumer subscribers increased to 15.2 million, with nearly 3 million subscribers added in the quarter

Commercial revenue increased slightly (up 4% in constant currency) to $13.5 billion, with the following business highlights:

•	Commercial cloud revenue grew 88% (up 96% in constant currency) driven by Office 365, Azure and Dynamics CRM Online and is now on an annualized revenue run rate of over $8 billion
•	Server products and services revenue grew 4% (up 9% in constant currency), with stable annuity performance offsetting declines in transactional revenue
•	Dynamics revenue grew 6% (up 15% in constant currency), with the Dynamics CRM Online install base growing almost 2.5x
•	Office Commercial products and services revenue declined 4% (up 1% in constant currency), with continued transition to Office 365 and lower transactional revenue due to declining business PCs following the XP end-of-support refresh cycle
•	Windows volume licensing revenue declined 8% (down 4% in constant currency), driven primarily by transactional revenue declining following the XP end-of-support refresh cycle with annuity growth on a constant currency basis

“In our commercial business we continue to transform the product mix to annuity cloud solutions and now have 75,000 partners transacting in our cloud,” said Kevin Turner, chief operating officer at Microsoft. “We are also expanding the opportunity for more partners to sell Surface, and in the coming months will go from over 150 to more than 4,500 resellers globally.”

For Microsoft’s fiscal year 2015, the company’s revenue, gross margin, operating income, and diluted EPS were $93.6 billion, $60.5 billion, $18.2 billion, and $1.48 per share, respectively. Excluding the impact of impairment, integration and restructuring charges, full year operating income and EPS would have been $28.2 billion and $2.63, respectively.

The following table reconciles these financial results reported in accordance with GAAP to Non-GAAP financial results. This Non-GAAP financial information has been provided to aid investors in better understanding the company’s performance.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Gross Margin	Operating Income	Earnings per Share
2014 As Reported (GAAP)	$86,833	$59,755	$27,759	$2.63
Impairment, Integration, and Restructuring Charges	-	-	127	0.01
2014 As Adjusted (Non-GAAP)	$86,833	$59,755	$27,886	$2.64
2015 As Reported (GAAP)	$93,580	$60,542	$18,161	$1.48
Impairment, Integration, and Restructuring Charges	-	-	10,011	1.15
2015 As Adjusted (Non-GAAP)	$93,580	$60,542	$28,172	$2.63
Percentage Change Y/Y (GAAP)	8%	1%	(35)%	(44)%
Percentage Change Y/Y (Non-GAAP)	8%	1%	1%	(0)%

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, John Seethoff, deputy general counsel, and Chris Suh, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on July 21, 2016.

Adjusted Financial Results and Non-GAAP Measures

During the fourth quarter of fiscal year 2015, GAAP revenue, gross margin, operating loss, and loss per share included impairment, integration, and restructuring charges. For the fourth quarter of fiscal year 2014, the financial results included the charges related to the integration expenses associated with the acquisition of NDS . These items are defined below. In addition to these financial results reported in accordance with GAAP, Microsoft has provided certain Non-GAAP financial information to aid investors in better understanding the company’s performance. Presenting these measures without the impact of these items gives additional insight into operational performance and helps clarify trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. These Non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Non-GAAP Definitions

During the fourth quarter of fiscal year 2015, impairment, integration, and restructuring charges were $8.4 billion. Microsoft recorded $7.5 billion of goodwill and asset impairment charges related to Phone Hardware, and $780 million of restructuring expenses, primarily costs associated with the restructuring announced on July 8, 2015. There was also a charge of $160 million related to the previously announced integration and restructuring plan.

For fiscal year 2015, impairment, integration, and restructuring charges were $10.0 billion, compared with $127 million in the prior year. This includes $7.5 billion of goodwill and asset impairment charges related to Phone Hardware, and $780 million of restructuring expenses, primarily costs associated with the restructuring announced on July 8, 2015. There was also a charge of approximately $1.7 billion related to the previously announced integration and restructuring plan.

Prior year expenses of $127 million in the fourth quarter of fiscal year 2014 were associated with the acquisition and integration of NDS. These expenses consisted of transaction fees and direct acquisition costs, including legal, finance, consulting and other professional fees. These costs also included employee compensation and termination costs associated with certain reorganization activities.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. The non-GAAP financial measures presented below should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. All growth comparisons relate to the corresponding period in the last fiscal year.

Financial Performance Constant Currency Reconciliation

		Three Months Ended June 30,
($ in millions, except per share amounts)	2014 As Reported (GAAP)	2014 As Adjusted (Non-GAAP)	2015 As Reported (GAAP)	2015 As Adjusted (Non- GAAP)	Constant Currency Impact	%Y/Y (GAAP)	% Y/Y (Non- GAAP)	% Y/Y Constant Currency (GAAP)	% Y/Y Constant Currency (Non- GAAP)
Revenue	$23,382	$23,382	$22,180	$22,180	$(753)	(5)%	(5)%	(2)%	(2)%
Gross Margin	$15,749	$15,749	$14,712	$14,712	$(557)	(7)%	(7)%	(3)%	(3)%
Research and Development, Sales and Marketing and General and Administrative Expenses	$9,140	$9,140	$8,327	$8,327	$(402)	(9)%	(9)%	(4)%	(4)%
Operating Income (Loss)	$6,482	$6,609	$(2,053)	$6,385	$(155)	(132)%	(3)%	(129)%	(1)%
Earnings (Loss) per Share	$0.55	$0.56	$(0.40)	$0.62	$0.02	(173)%	11%	(176)%	8%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	2014 As Reported (GAAP)	2015 As Reported (GAAP)	Constant Currency Impact	%Y/Y (GAAP)	% Y/Y Constant Currency (GAAP)
Licensing	$4,903	$3,233	$(43)	(34)%	(33)%
Computing and Gaming Hardware	1,342	1,933	(82)	44%	50%
Phone Hardware	1,982	1,234	(76)	(38)%	(34)%
Other	1,762	2,300	(71)	31%	35%
Total Devices and Consumer	$9,989	$8,700	$(272)	(13)%	(10)%
Licensing	11,233	10,451	(364)	(7)%	(4)%
Other	2,262	3,076	(117)	36%	41%
Total Commercial	$13,495	$13,527	$(481)	0%	4%
Corporate and Other	(102)	(47)	0	54%	54%
Total Revenue	$23,382	$22,180	$(753)	(5)%	(2)%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world and its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of Microsoft’s markets;

•	increasing focus on services presents execution and competitive risks;

•	significant investments in new products and services that may not be profitable;

•	acquisitions, joint ventures, and strategic alliances may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	Microsoft’s continued ability to protect and earn revenues from its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products and services that could reduce revenue or lead to liability;

•	disclosure of personal data that could cause liability and harm to Microsoft’s reputation;

•	outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	government litigation and regulation that may limit how Microsoft designs and markets its products;

•	potential liability under trade protection and anti-corruption laws resulting from our international operations;

•	Microsoft’s ability to attract and retain talented employees;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	Microsoft’s hardware and software products may experience quality or supply problems;

•	exposure to increased economic and operational uncertainties from operating a global business;

•	catastrophic events or geo-political conditions may disrupt our business; and

•	adverse economic or market conditions may harm our business.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of July 21, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Chris Suh, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014

Revenue	$22,180	$23,382	$93,580	$86,833

Cost of revenue	7,468	7,633	33,038	27,078

Gross margin	14,712	15,749	60,542	59,755

Research and development	3,094	3,123	12,046	11,381

Sales and marketing	3,961	4,682	15,713	15,811

General and administrative	1,272	1,335	4,611	4,677

Impairment, integration, and restructuring	8,438	127	10,011	127

Operating income (loss)	(2,053)	6,482	18,161	27,759

Other income (expense), net	297	95	346	61

Income (loss) before income taxes	(1,756)	6,577	18,507	27,820

Provision for income taxes	1,439	1,965	6,314	5,746

Net income (loss)	$(3,195)	$4,612	$12,193	$22,074

Earnings (loss) per share:

Basic	$(0.40)	$0.56	$1.49	$2.66

Diluted	$(0.40)	$0.55	$1.48	$2.63

Weighted average shares outstanding:

Basic	8,061	8,246	8,177	8,299

Diluted	8,061	8,345	8,254	8,399

Cash dividends declared per common share	$0.31	$0.28	$1.24	$1.12

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014

Net income (loss)	$(3,195)	$4,612	$12,193	$22,074

Other comprehensive income (loss):
Net unrealized gains (losses) on derivatives (net of tax effects of $(11), $(3), $20, and $(4))	(408)	(21)	559	(35)
Net unrealized gains (losses) on investments (net of tax effects of $(39), $162, $(197), and $936)	(67)	235	(362)	1,737
Translation adjustments and other (net of tax effects of $448, $(41), $16, and $12)	(474)	162	(1,383)	263

Other comprehensive income (loss)	(949)	376	(1,186)	1,965

Comprehensive income (loss)	$(4,144)	$4,988	$11,007	$24,039

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	June 30, 2015	June 30, 2014

Assets
Current assets:

Cash and cash equivalents	$5,595	$8,669

Short-term investments (including securities loaned of $75 and $541)	90,931	77,040

Total cash, cash equivalents, and short-term investments	96,526	85,709

Accounts receivable, net of allowance for doubtful accounts of $335 and $301	17,908	19,544

Inventories	2,902	2,660

Deferred income taxes	1,915	1,941

Other	5,461	4,392

Total current assets	124,712	114,246

Property and equipment, net of accumulated depreciation of $17,606 and $14,793	14,731	13,011

Equity and other investments	12,053	14,597

Goodwill	16,939	20,127

Intangible assets, net	4,835	6,981

Other long-term assets	2,953	3,422

Total assets	$176,223	$172,384

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$6,591	$7,432

Short-term debt	4,985	2,000

Current portion of long-term debt	2,499	0

Accrued compensation	5,096	4,797

Income taxes	606	782

Short-term unearned revenue	23,223	23,150

Securities lending payable	92	558

Other	6,766	6,906

Total current liabilities	49,858	45,625

Long-term debt	27,808	20,645

Long-term unearned revenue	2,095	2,008

Deferred income taxes	2,835	2,728

Other long-term liabilities	13,544	11,594

Total liabilities	96,140	82,600

Commitments and contingencies

Stockholders’ equity:

Common stock and paid-in capital - shares authorized 24,000; outstanding 8,027 and 8,239	68,465	68,366

Retained earnings	9,096	17,710

Accumulated other comprehensive income	2,522	3,708

Total stockholders’ equity	80,083	89,784

Total liabilities and stockholders’ equity	$176,223	$172,384

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014

Operations

Net income (loss)	$(3,195)	$4,612	$12,193	$22,074

Adjustments to reconcile net income (loss) to net cash from operations:

Goodwill and asset impairments	7,498	0	7,498	0

Depreciation, amortization, and other	1,493	1,742	5,957	5,212

Stock-based compensation expense	654	618	2,574	2,446

Net recognized gains on investments and derivatives	(264)	(209)	(443)	(109)

Excess tax benefits from stock-based compensation	(33)	(24)	(588)	(271)

Deferred income taxes	(644)	(369)	224	(331)

Deferral of unearned revenue	16,687	16,869	45,072	44,325

Recognition of unearned revenue	(11,573)	(11,345)	(44,920)	(41,739)

Changes in operating assets and liabilities:

Accounts receivable	(5,448)	(5,363)	1,456	(1,120)

Inventories	(429)	(199)	(272)	(161)

Other current assets	612	282	62	(29)

Other long-term assets	5	(159)	346	(628)

Accounts payable	(142)	863	(1,054)	473

Other current liabilities	1,328	1,072	(624)	1,075

Other long-term liabilities	267	1,124	1,599	1,014

Net cash from operations	6,816	9,514	29,080	32,231

Financing

Proceeds from issuance of short-term debt, maturities of 90 days or less, net	3,259	500	4,481	500

Proceeds from issuance of debt	0	1,500	10,680	10,350

Repayments of debt	0	(2,000)	(1,500)	(3,888)

Common stock issued	151	146	634	607

Common stock repurchased	(4,279)	(1,170)	(14,443)	(7,316)

Common stock cash dividends paid	(2,496)	(2,309)	(9,882)	(8,879)

Excess tax benefits from stock-based compensation	33	24	588	271

Other	(239)	0	362	(39)

Net cash used in financing	(3,571)	(3,309)	(9,080)	(8,394)

Investing

Additions to property and equipment	(1,781)	(1,330)	(5,944)	(5,485)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(626)	(5,626)	(3,723)	(5,937)

Purchases of investments	(25,259)	(23,473)	(98,729)	(72,690)

Maturities of investments	5,370	1,138	15,013	5,272

Sales of investments	17,232	20,617	70,848	60,094

Securities lending payable	(3)	(236)	(466)	(87)

Net cash used in investing	(5,067)	(8,910)	(23,001)	(18,833)

Effect of exchange rates on cash and cash equivalents	3	(198)	(73)	(139)

Net change in cash and cash equivalents	(1,819)	(2,903)	(3,074)	4,865

Cash and cash equivalents, beginning of period	7,414	11,572	8,669	3,804

Cash and cash equivalents, end of period	$5,595	$8,669	$5,595	$8,669

MICROSOFT CORPORATION

SEGMENT REVENUE AND GROSS MARGIN

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014

Revenue

Devices and Consumer Licensing	$3,233	$4,903	$14,969	$19,528

Computing and Gaming Hardware	1,933	1,342	10,183	9,093

Phone Hardware	1,234	1,982	7,524	1,982

Devices and Consumer Other	2,300	1,762	8,825	7,014

Commercial Licensing	10,451	11,233	41,039	42,085

Commercial Other	3,076	2,262	10,836	7,546

Corporate and Other	(47)	(102)	204	(415)

Total revenue	$22,180	$23,382	$93,580	$86,833

Gross Margin

Devices and Consumer Licensing	$2,966	$4,521	$13,870	$17,439

Computing and Gaming Hardware	435	18	1,788	892

Phone Hardware	(104)	54	701	54

Devices and Consumer Other	594	291	2,022	1,393

Commercial Licensing	9,529	10,298	37,830	38,615

Commercial Other	1,350	691	4,199	1,855

Corporate and Other	(58)	(124)	132	(493)

Total gross margin	$14,712	$15,749	$60,542	$59,755

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and Non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue was $22.2 billion, down 5% year-over-year. Revenue included an unfavorable foreign currency impact of approximately 3%.

Gross margin was $14.7 billion, down 7% year-over-year. Gross margin included an unfavorable foreign currency impact of approximately 4%.

Operating loss was $2.1 billion, compared to operating income of $6.5 billion in the prior year. Operating loss included $8.4 billion of impairment, integration, and restructuring expenses. Non-GAAP operating income was $6.4 billion, down 3% year-over-year, including an adjustment for impairment, integration, and restructuring expenses as described in the Non-GAAP reconciliation above.

EPS was $(0.40), compared to $0.55 in the prior year. EPS was negatively impacted by impairment, integration, and restructuring expenses. Non-GAAP EPS was $0.62, and grew 11% year-over-year, including an adjustment for impairment, integration, and restructuring expenses as described in the Non-GAAP reconciliation above.

SEGMENT INFORMATION

Devices and Consumer (“D&C”)

Total D&C revenue decreased $1.3 billion or 13%, primarily due to lower revenue from Phone Hardware, Windows OEM, Windows Phone, and Office Consumer, offset in part by higher revenue from Surface, Xbox, and search advertising. D&C revenue included an unfavorable foreign currency impact of approximately 3%. D&C gross margin decreased $993 million or 20%, due to lower revenue, offset in part by a $296 million or 6% decrease in cost of revenue.

D&C Licensing

D&C Licensing revenue decreased $1.7 billion or 34%, mainly due to lower revenue from Windows OEM, Windows Phone, and Office Consumer. Gross margin decreased $1.6 billion or 34%.

•

Windows OEM revenue decreased $683 million or 22%, as Windows OEM Pro revenue declined 21% and Windows OEM non-Pro revenue declined 27%. Windows OEM Pro revenue decreased, primarily due to declines in the business PC market and benefits realized from the expiration of support for Windows XP in the prior year. Windows OEM non-Pro revenue decreased, as OEMs tightly managed PC inventory ahead of the Windows 10 launch, particularly in developed markets.

•

Windows Phone revenue decreased $552 million or 68%, mainly due to $382 million of revenue recognized in the prior year at the conclusion of the commercial agreement with Nokia, and a decline in royalty revenue.

•

Office Consumer revenue decreased $330 million or 42%, reflecting declines in the consumer PC market, particularly Japan where Office is predominantly pre-installed on new PCs, and the transition of customers to Office 365 Consumer, where revenue is recognized ratably.

Computing and Gaming Hardware

Computing and Gaming Hardware revenue increased $591 million or 44%, driven by higher Surface and Xbox Platform revenue. Gross margin increased $417 million, and benefitted from the mix shift to Surface Pro 3 and Surface 3.

•	Surface revenue increased 117% to $888 million, driven by Surface Pro 3 and Surface 3 units sold. We launched Surface Pro 3 and Surface 3 in June 2014 and May 2015, respectively.

•

Xbox Platform revenue increased $86 million or 10%, driven by higher volumes of consoles sold, offset in part by lower prices of Xbox Ones sold. We sold 1.4 million consoles in the fourth quarter compared to 1.1 million consoles during the prior year.

•	Computing and Gaming Hardware revenue included an unfavorable foreign currency impact of approximately 6%.

Phone Hardware

Phone Hardware revenue decreased $748 million or 38%. Gross margin decreased $158 million, due to lower revenue, offset in part by a $590 million or 31% decrease in cost of revenue. Phone Hardware has been included in our consolidated financial results starting on April 25, 2014, the date we acquired NDS.

•	Lumia phones revenue declined, driven by a mix shift to lower price point devices. We sold 8.4 million Lumia phones in the fourth quarter compared to 5.8 million in the prior year.

•	Non-Lumia phones revenue declined, driven primarily by lower volumes. We sold 19.4 million non-Lumia feature phones in the fourth quarter compared to 30.3 million in the prior year.

•	Phone Hardware revenue included an unfavorable foreign currency impact of approximately 4%.

D&C Other

D&C Other revenue increased $538 million or 31%, mainly due to higher revenue from Xbox Live transactions, search advertising, first-party video games, including Minecraft, and Office 365 Consumer. Gross margin increased $303 million or 104%, and gross margin percentage increased to 26%, up from 17% in the prior year.

•	Xbox Live transactions revenue increased $205 million or 58%, reflecting increased users and revenue per user.

•	Search advertising revenue increased $160 million or 21%, driven by growth in Bing. Growth in search revenue was due to higher revenue per search and increased search volume.

•	First-party video games revenue increased $63 million or 62%. We acquired the Minecraft gaming franchise in November 2014.

•	Office 365 Consumer revenue increased $58 million, reflecting subscriber growth. We ended the year with 15.2 million subscribers.

•	D&C Other revenue included an unfavorable foreign currency impact of approximately 4%.

Commercial

Commercial revenue increased slightly, overcoming an unfavorable foreign currency impact of approximately 4%. Server products and services revenue grew 4%, and Office Commercial products and services revenue declined 4%. Commercial gross margin decreased $110 million or 1%.

Commercial Licensing

Commercial Licensing revenue decreased $782 million or 7%, primarily due to a decline in revenue from Office Commercial. Gross margin decreased $769 million or 7%, in line with revenue.

•

Office Commercial revenue decreased $823 million or 18%, due to the continued transition of customers to Office 365 Commercial and lower transactional license volume, reflecting a decline in the business PC market following Windows XP end of support in the prior year. Office Commercial revenue included an unfavorable foreign currency impact of approximately 5%.

•	Despite an unfavorable foreign currency impact of approximately 5%, server products revenue was flat, as annuity revenue growth offset transactional revenue declines.

Commercial Other

Commercial Other revenue increased $814 million or 36%, due to higher Commercial Cloud revenue. Gross margin increased $659 million or 95%, driven by increased scale in our Commercial Cloud.

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Commercial Cloud revenue grew $832 million or 88%, mainly due to higher revenue from Office 365 Commercial and Microsoft Azure. Cloud revenue included an unfavorable foreign currency impact of approximately 8%.

•	Including an unfavorable foreign currency impact of approximately 6%, Enterprise Services revenue declined 1%.

EXPENSES

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Cost of revenue decreased $165 million or 2%, mainly due to lower Phone Hardware costs, offset in part by higher costs associated with Commercial Cloud and Xbox. Cost of revenue included a favorable foreign currency impact of approximately 3%.

•	Research and development expenses were comparable to the prior year.

•

Sales and marketing expenses decreased $721 million or 15%, primarily due to lower advertising and marketing program costs, as well as a reduction in headcount-related expenses. Sales and marketing expenses included a favorable foreign currency impact of approximately 6%.

•

General and administrative expenses decreased $63 million or 5%, primarily due to lower headcount-related expenses. General and administrative expenses included a favorable foreign currency impact of approximately 4%.

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Impairment, integration, and restructuring expenses were $8.4 billion, compared with $127 million in the prior year. During the fourth quarter of fiscal year 2015, we recorded $7.5 billion of goodwill and asset impairment charges related to Phone Hardware. Additionally, we incurred $780 million of restructuring expenses associated with the restructuring announced in July 2015, and $160 million of integration and restructuring expenses related to our previous restructuring plan. Prior year expenses reflect integration expenses associated with our acquisition of NDS.

Impairment charges reduced certain assets reported on our consolidated balance sheet as of June 30, 2015, as follows:

(In millions)
June 30,	2015

Goodwill	$ (5,144)
Intangible assets, net	(2,155)
Property and equipment, net	(199)
Total	$ (7,498)

Restructuring expenses, net of cash paid and other settlements, are reflected in current liabilities on our consolidated balance sheet as of June 30, 2015.

INCOME TAXES

The effective tax rate was (82)% for the quarter, compared to 30% in the prior year. The change in the effective tax rate was primarily due to impairment charges in the current quarter that were not tax deductible. Adjusting for these impairment charges, our Non-GAAP effective tax rate was 24%.

OTHER INCOME (EXPENSE), NET

Other income (expense), net, increased $202 million, primarily driven by net gains on foreign currency, offset in part by lower net gains recognized on sales of investments.